EXHIBIT 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1540 Broadway

New York, NY 10036-4039

January 2, 2015

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Ladies and Gentlemen:

We have acted as counsel to Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Capital Pacific Bancorp, an Oregon corporation (“Capital Pacific”), with and into the Company, with the Company continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated December 19, 2014, among the Company, Pacific Continental Bank, Capital Pacific, and Capital Pacific Bank. In connection therewith, we have assisted in the preparation of the proxy statement/prospectus (the “Prospectus”) that forms part of the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”).

The statements set forth in the Prospectus under the caption “United States Federal Income Consequences of the Merger,” insofar as they purport to relate to matters of U.S. federal income tax law and legal conclusions with respect thereto, subject to the assumptions, qualifications and limitations set forth therein and herein, constitute our opinion as to the material U.S. federal income tax consequences of the Merger.

In rendering this opinion, we expressly assume that the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, and no transaction or condition described therein and affecting this opinion will be waived by any party.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP